UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

Hospitality Properties Trust

(Exact name of registrant as specified in its charter)

Maryland	04-3262075
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Newton Place,
255 Washington Street, Suite 300
Newton, MA	02458-1634
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Shares Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form 8-A is being filed to amend the description of the securities registered pursuant to the Registration Statement on Form 8-A filed by Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”), with the United States Securities and Exchange Commission on May 16, 2007.  The Form 8-A was filed with respect to the common shares purchase rights issued pursuant to the Renewed Rights Agreement, dated as of May 15, 2007, between the Company and Wells Fargo Bank, National Association, as rights agent, pursuant to which the Company declared a dividend of one common share purchase right for each outstanding common share of beneficial interest, $.01 par value per share, of the Company.

Item 1.                         Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

Amendment to Rights Agreement

On June 11, 2013, Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”), entered into an amendment, dated as of June 11, 2013 (the “Amendment”), to the Renewed Rights Agreement, dated as of May 15, 2007 (the “Rights Agreement”), between the Company and Wells Fargo Bank, National Association, as rights agent.

The Amendment accelerates the final expiration date of the Company’s common shares purchase rights issued pursuant to the Rights Agreement from May 15, 2017 to December 31, 2013.

The foregoing description of the Amendment and the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment and the Rights Agreement, copies of which are attached as exhibits to this Form 8-A and incorporated into this Form 8-A by reference.

Item 2.                     Exhibits.

1.1

Renewed Rights Agreement, dated as of May 15, 2007, between Hospitality Properties Trust and Wells Fargo Bank, National Association, as Rights Agent, including as Exhibit A thereto the Form of Rights Certificate and as Exhibit B thereto a Form of Summary of Rights to Purchase Common Shares. (Incorporated by reference to the Registrant’s Current Report on Form 8-K dated May 16, 2007).

1.2	Amendment to Renewed Rights Agreement, dated as of June 11, 2013, between Hospitality Properties Trust and Wells Fargo Bank, National Association, as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HOSPITALITY PROPERTIES TRUST

	By:	/s/ Mark L. Kleifges
Name: Mark L. Kleifges
Title: Treasurer and Chief Financial Officer

Date: June 11, 2013